UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 3, 2011

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan	38-2007430
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Campus Martius, Detroit, Michigan	48226-5099
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2011, the Board of Directors of Compuware Corporation (“Compuware”) approved the appointment of Robert C. Paul as Compuware’s Chief Executive Officer.  Peter Karmanos, Jr., who had been serving as Chairman and Chief Executive Officer, will remain employed by Compuware and will serve as Executive Chairman.  The Board also approved the appointment of Joseph R. Angileri as President and Chief Operating Officer.  All of the foregoing appointments will become effective June 20, 2011.

Mr. Paul, age 49, had served as President and Chief Operating Officer of Compuware since April 1, 2008.  Prior to that time, he served as Chief Operating Officer and President of Covisint Corporation, a wholly-owned subsidiary of Compuware, since Covisint was acquired by Compuware in March 2004.  Mr. Paul spent nearly three years at Covisint prior to the acquisition, most recently as its President and Chief Executive Officer.  Before joining Covisint, Mr. Paul spent one year as President of SYNAPZ, a division of Future Three Corporation, and nearly two years as President and Chief Operating Officer at Coherent Networks International.

Mr. Angileri, age 53, has more than 26 years of professional experience, most recently serving as Managing Partner of the Michigan region for Deloitte LLP since 2008.  Mr. Angileri became a partner with Deloitte in 1991.  During his career with Deloitte, Mr. Angileri served in a wide variety of strategic and leadership roles including:  National Managing Partner, Strategic Relationship Management (2001-2007), National Managing Partner, Business Development (2004-2006), Member of the U.S. Firms Operating Committee (2005-2007), Member of the Board of Directors of Deloitte & Touche USA LLP (2003-2006), Global Strategic Relationship Leader – Strategic Client Services (2001-2004), Financial Advisory Services Deputy Managing Partner (1999-2001), National Managing Partner and Chief Executive Officer of Deloitte & Touche Corporate Finance LLC (1997-2001), and Great Lakes Region Tax Managing Partner (1993-1998).  Mr. Angileri is a Certified Public Accountant.  He also received a Juris Doctor degree from Wayne State University and a Bachelor of Science degree in Business from Oakland University.

In connection with Mr. Angileri’s appointment as President and Chief Operating Officer, the Compensation Committee of the Board of Directors of Compuware approved an annual salary of $600,000 for him and, effective on June 20, 2011, a one-time grant of options to him to acquire three million shares of Compuware common stock and $2.5 million of restricted stock units denominated in shares of Compuware common stock.  The equity grants will vest over a period of three years as follows:  forty percent upon the first anniversary of the grant date; thirty percent upon the second anniversary of the grant date; and thirty percent upon the third anniversary of the grant date. Mr. Angileri will also participate in Compuware’s Executive Incentive Plan and all other employee benefit plans offered.  In addition, it is contemplated that Mr. Angileri will be nominated to the Board of Directors, subject to review by the Nominating/Governance Committee and approval by the independent directors.

Deloitte LLP (“Deloitte”), a major international accounting firm, has acted as Compuware’s independent registered public accounting firm since fiscal 1991 and has been appointed to act as such for fiscal 2012.  During fiscal 2011, Compuware paid Deloitte approximately $3.0 million for services. Mr. Angileri served as the advisory partner for Deloitte in connection with Deloitte’s services to Compuware through the completion of the fiscal 2010 audit. Mr. Angileri was not a member of the audit engagement team and was not otherwise involved in providing services to Compuware subsequent to the completion of the fiscal 2010 audit. Effective June 18, 2011, Mr. Angileri will no longer be a partner at or employed by Deloitte.

Item 7.01:  Regulation FD Disclosure

A copy of the press release announcing these management changes is furnished with this Report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

           (c) Exhibits.

99.1	Press Release, dated June 6, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUWARE CORPORATION

Date: June 8, 2011	By:	/s/ Laura L. Fournier
Laura L. Fournier
Executive Vice President
Chief Financial Officer

INDEX OF EXHIBITS

Exhibit No.	Description
99.1	Press Release, dated June 7, 2011.